Exhibit 10.10

EMPLOYEE AGREEMENT – 2025 Calendar Year

This Employee Agreement (this “Agreement”) is made and entered into by and between Phoenix Equity Holdings, LLC (together with its affiliates and subsidiaries, the “Company”), and Lindsey Wilson (“Employee”), effective as of January 1, 2025 (the “Effective Date”) and replaces the “Employee Agreement – 2024” signed May 3, 2024 and Effective January 1, 2024.

1.	POSITION AND DUTIES

(a) Position: Employee continues to be employed in the capacity of Chief Business Officer. Employee agrees to serve the Company and to perform faithfully and to the best of their abilities the duties and responsibilities commensurate with such position.

(b) Duties: Employee shall perform all duties as are customary for the position of Chief Business Officer and any additional duties now or hereafter assigned to Employee by the Company. Employee is expected to adhere to all policies of the Company and to act in the best interests of the Company at all times.

2.	TERM OF EMPLOYMENT The term of this Agreement shall commence on the Effective Date and continue until terminated as provided in Section 4.

3.	COMPENSATION AND BENEFITS

(a) Variable Equity Draw: Employee shall receive a variable equity draw tied to the gross revenue of the Company. The percentage awarded to Employee for the 2025 calendar year is 0.10% of gross revenue for the Company for the 2025 calendar year. The variable equity draw is contingent upon the Company achieving the revenue targets set forth by Lion of Judah Capital, LLC. Payments will be made twice a month and trued up on December 31, 2025, using annual gross revenue estimates prepared from the books and records of the Company as of December 15, 2025.

(b) Benefits: Employee shall be eligible to participate in all employee benefit plans and programs, including but not limited to health insurance, dental insurance, and retirement plans, to the extent available and in accordance with the terms and eligibility requirements of each benefit program.

4.	TERMINATION Employment under this Agreement may be terminated:

•	By Employee, upon 60 written notice to the Company.

•

By the Company at any time, in accordance with the Company’s Second Amended and Restated Operating Agreement, as amended from time to time (the “Operating Agreement and any other applicable agreements predating this agreement.

•	By the Company and Employee upon execution of both parties of a new letter agreement specifically referencing this Agreement.

5.	CONFIDENTIALITY AND NON-DISCLOSURE During the term of this Agreement and thereafter, Confidentiality and Non-Disclosure is to be referenced directly from the Operating Agreement.

6.	NON-COMPETE AND NON-SOLICITATION During the term of this Agreement and thereafter, non-compete and non-solicitation is to be referenced directly from the Operating Agreement.

7.

MISCELLANEOUS This Agreement, together with the Operating Agreement, the Company’s Employee Handbook and that certain Award Agreement dated December 4, 2024, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties. This Agreement will be governed by the laws of the State of Texas.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Employee Agreement as of the Effective Date.

Lindsey Wilson

Signature:	/s/Lindsey Wilson
Date: 1/21/25

For Phoenix Equity Holdings, LLC

Signature:	/s/Curtis Allen
By: Curtis Allen
Title: Chief Financial Officer
Date: 1/21/25